Exhibit 99.2

News Release

CDI Corp. Declares First Quarter 2015 Dividend

Philadelphia (March 2, 2015) - CDI Corp. (NYSE: CDI) today announced that its Board of Directors has authorized a first quarter 2015 dividend of $0.13 per share. The dividend is payable on March 30, 2015, to holders of record as of the close of business on March 16, 2015.

About CDI

CDI Corp. (NYSE: CDI) provides client-focused engineering, information technology and staffing solutions. Our customers operate in a variety of industries, ranging from Oil, Gas & Chemical to Aerospace and Industrial Equipment, and High Technology, and include corporate, federal, state and municipal entities. We serve customers through offices and delivery centers in the United States, Canada and the United Kingdom. We also provide staffing services through our global MRINetwork® of franchisees. Learn more at www.cdicorp.com

Contact:

Vincent J. Webb

Vice President, Investor Relations and Communications

(215) 636-1240

Vince.Webb@cdicorp.com